Exhibit 99.1

PRESS RELEASE

GMH Communities Trust

10 Campus Boulevard

Newtown Square, PA 19073

FOR IMMEDIATE RELEASE

GMH Communities Trust Announces

2007 Second Quarter Results

NEWTOWN SQUARE, PA — August 6, 2007—GMH Communities Trust (NYSE: GCT), one of the leading providers of housing, lifestyle and community solutions for college students and members of the U.S. military and their families, today reported results for the second quarter and six-month period ended June 30, 2007.

Second Quarter 2007 Financial Highlights:

•                  Funds from operations (FFO) increased to $12.5 million, or $0.17 per diluted share, for the second quarter of 2007, from $9.6 million, or $0.13 per diluted share, for the comparable period last year.

•                  Net income increased to $24.1 million, or $0.58 per diluted share, for the second quarter of 2007, as compared to a net loss of $541,000, or $(0.01) per diluted share, for the comparable period last year.

•                  Net income from continuing operations increased to $12.4 million, or $0.30 per diluted share, as compared to a net loss of $810,000, or $(0.02) per diluted share, for the comparable period last year.

•                  The Company paid a regular quarterly dividend of $0.1650 per share on July 13, 2007, and management has indicated that this quarterly dividend is sustainable through the remainder of 2007.

Significant Operating Achievements and Recent Developments:

•                  As of August 6, 2007, pre-leasing for the Company’s wholly-owned student housing portfolio for 2007-2008 academic year was approximately 87%, as compared to approximately 88% as of the same time last year. The Company projects an overall net rental rate increase of 2.6% for the 2007-2008 academic year, when compared with the net rate achieved for the same period last year.

•                  During May 2007, terminated former line of credit with Wachovia Bank, otherwise scheduled to mature on June 1, 2007, which had been secured by all of the Company’s student housing and military housing assets. Entered into three-year $100.0 million revolving note facility with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Note facility is secured solely by military housing cash flows from limited number of projects in operation or under exclusive negotiation and provides greater flexibility under debt covenants than former line of credit.

•                  Completed formation of joint venture with Fidelity Real Estate Group covering six student housing properties, resulting in net proceeds totaling approximately $61.3 million. Completed sale of five student housing properties to SCI Real Estate Investments, resulting in approximately $57.4 million in net proceeds. Entered into management agreements covering the Fidelity joint venture properties and SCI sale properties, permitting retention of significant management fee income in future periods.

•                  Sold Campus Commons, a student housing property located in Eugene, OR, to Horizon Realty Advisors in July 2007, yielding net proceeds of approximately $9.9 million.

•                  On August 1, 2007, completed the acquisition of Blanton Commons-Phase II, located in Valdosta, GA and containing a total of 72 units and 264 beds. The property was acquired for a purchase price of approximately $11.2 million. Simultaneously with the acquisition, the Company placed approximately $29.0 million in combined mortgage debt on Blanton Commons-Phase II and Blanton Commons-Phase I, an adjoining property that was already owned by the Company and previously unencumbered.  The mortgage debt has a term of 10 years, with monthly interest-only payments for the initial five years, at a fixed interest rate of 6.335%.  The joint acquisition and financing resulted in net proceeds of approximately $17.8 million to the Company.

•                  Sale and joint venture transactions yielded a gain to the Company of approximately $41.2 million, which resulted in a leveraged internal rate of return equal to approximately 35%.

•                  Sale, joint venture and financing transactions to date signify successful completion of management’s previously-announced 2007 strategic financial initiatives, and generated approximately $219.5 million. These net proceeds represent an amount sufficient to repay all outstanding debt under former line of credit and existing Merrill Lynch facility.

•                  GMH Military Housing selected by the Department of the Army to enter into exclusive negotiations for the family housing privatization project at Fort Jackson (Columbia, SC). The 50-year project is expected to have a six-year initial development period (IDP), with project costs valued in excess of $180 million and covers 990 end-state housing units.

•                  GMH Military Housing selected by the U.S. Air Force as the highest ranked offeror for the privatization of family housing at Vandenberg Air Force Base (Lompoc, CA). The 50-year project is expected to have a five-year IDP, with project costs valued in excess of $150 million and covers 867 end-state housing units.

“We are very pleased with the progress made to date in strengthening our balance sheet, improving our overall liquidity, enhancing our student housing operating performance and growing our military housing business,” said Gary M. Holloway, Sr., the Company’s Chairman, Chief Executive Officer and President. “By executing on our strategic initiatives, we have successfully reduced our overall leverage, while yielding sufficient proceeds to repay outstanding indebtedness under our former line of credit and current note facility.  From a liquidity standpoint, we have a significant capital borrowing base to pursue future growth opportunities in our student and military housing divisions. We are actively engaged in lease-up for the Fall, and our pre-leasing activity will continue well into September on the West Coast and other locations where the academic year starts later than most other areas in the country.  Our military housing division also continues to be successful in its pursuit of additional project awards, with our most recent awards of exclusive negotiation for the Army’s Fort Jackson project and selection as highest ranked offeror for the Air Force’s Vandenberg project.  We look forward to continuing our success in both our student and military housing segments throughout the remainder of 2007.”

Second Quarter 2007 Results of Operations

For the three months ended June 30, 2007, the Company reported net income of approximately $24.1 million, or $0.58 per diluted share, as compared to a net loss of $541,000, or $(0.01) per diluted share, for the comparable quarter in the prior year.  FFO for the second quarter of 2007 was approximately $12.5 million, or $0.17 per diluted share, as compared to $9.6 million, or $0.13 per diluted share, for the second quarter of 2006. Net income from continuing operations for the three months ended June 30, 2007 was $12.4 million, or $0.30 per diluted share, as compared to a net loss of $810,000, or $(0.02) per diluted share, for the comparable quarter in the prior year. Net income from continuing operations and FFO for the three months ended June 30, 2007 were negatively impacted by the amortization of deferred financing costs associated with the Company’s former line of credit of approximately $0.6 million, or $0.01 per diluted share (before minority interest).  Net income and FFO for the three months ended June 30, 2006 were negatively impacted by a charge of $2.3 million, or $0.03 per diluted share (before taxes and minority interest), relating to the Company’s Audit Committee investigation and operations of the Special Committee, each of which concluded prior to 2006 year-end.

Adjusted net income, representing net income before $41.2 million ($24.3 million, net of minority interest) in gain resulting from our Fidelity joint venture property sales and SCI student housing property sales during the second quarter, was $702,000, or $0.02 per diluted share, for the second quarter of 2007. Adjusted net income from continuing operations, representing net income before gain from the sale to joint venture, was $34,000, or $0.00 per diluted share, for the second quarter of 2007. Adjusted EBITDA, representing net income (loss) from continuing operations before minority interest, interest, income taxes, depreciation and amortization, gain on sale to joint venture, and Audit Committee and Special Committee expenses, totaled $28.4 million for the second quarter of 2007 as compared to $22.7 million for the comparable quarter last year, representing an increase of $5.7 million or 25%.

For the six months ended June 30, 2007, the Company reported net income of $24.2 million, or $0.58 per diluted share, as compared to net income of $599,000, or $0.01 per diluted share, for the comparable prior year period.  FFO was $25.2 million, or $0.35 per diluted share, for the six months ended June 30, 2007, as compared to FFO of $21.8 million, or $0.30 per diluted share, for the comparable quarter in the prior year.

Net income from our continuing operations for the six months ended June 30, 2007 was $12.0 million, or $0.29 per diluted share, as compared to a net loss of $96,000, or $0.00 per diluted share, for the comparable quarter last year.   Net income from continuing operations and FFO for the six months ended June 30, 2007, were negatively impacted by the amortization of deferred financing costs associated with the Company’s former line of credit of approximately $1.7 million (before minority interest), or $0.02 per diluted share, for the six month period ended June 30, 2007.  Net income and FFO for the six months ended June 30, 2006 were negatively impacted by a charge of $4.9 million, or $0.07 per diluted share (before taxes and minority interest), relating to the Company’s Audit Committee investigation and operations of the Special Committee, each of which concluded prior to 2006 year-end.

Adjusted net income for the six months ending June 30, 2007 was $830,000, or $0.02 per diluted share.  Adjusted net income from continuing operations represented a loss of $399,000, or $0.00 per diluted share, for the six months ended June 30, 2007. Adjusted EBITDA totaled $58.5 million for the six months ended June 30, 2007, as compared to $47.2 million for the comparable quarter last year, representing an increase of $11.3 million or 24%.

The financial tables and schedules accompanying this press release contain reconciliations of each of (i) FFO, adjusted net income, adjusted net income from continuing operations, and adjusted EBITDA to net income (loss) from continuing operations, the most directly comparable GAAP measure, and (ii) FFO per diluted share and adjusted net income per diluted share to earnings per diluted share, the most directly comparable GAAP measure.

Business Segment Review for Second Quarter 2007

Student Housing Segment

•                  Net income from continuing operations relating to the Company’s student housing segment (excluding $21.8 million from the gain on sale to joint venture) represented a loss of approximately $2.9 million, based on total revenue of approximately $46.9 million during the second quarter of 2007, as compared with a net loss from continuing operations for the student housing segment during the comparable quarter last year of approximately $156,000, based on total revenue of approximately $39.7 million.

•                  Revenues for the same store properties, representing 49 properties that the Company owned during both second quarter periods, increased approximately $525,000, or 1.5%, to $35.7 million in 2007, as compared with $35.2 million for the same period in 2006.

As of June 30, 2007, the Company owned, or had ownership interests in, 73 student housing properties containing a total of 13,640 units and 43,802 beds and seven undeveloped or partially developed parcels of land held for development as student housing properties.  This portfolio included eight properties containing a total of 1,140 units and 4,160 beds in which the Company held a 10% interest through joint ventures with third parties, and for which the Company provides management services.  In addition, the Company managed a total of 18 student housing properties owned by others, containing a total of 3,053 units and 9,900 beds, including 51 units and 279 beds currently under construction.

Military Housing Segment

•                  As of June 30, 2007, the Company earned fees for providing development, construction, renovation and management services on 10 military housing projects, encompassing 25 military bases with an aggregate of 20,364 end-state housing units. As of August 6, 2007, our military housing projects covered an aggregate of 19,021 end-state housing units, as a result of a restructuring of our Navy Northeast Region project, which was completed on July 26, 2007 and is described in more detail in our Supplemental Information Package.

•                  Net income relating to the military housing segment for the three months ended June 30, 2007 was approximately $6.8 million, based on total revenue of approximately $25.5 million (or $9.2 million, excluding approximately $16.2 million in expense reimbursements), as compared with net income of approximately $5.8 million for the same quarter last year, based on total revenue of approximately $25.1 million (or $7.7 million, excluding approximately $17.5 million in expense reimbursements).

The military housing division currently has under review three potential additional military housing privatization project opportunities.  The Company is in active negotiations regarding its recently awarded Fort Jackson and West Point projects with the Army, Vandenberg project with the Air Force, and Navy Southeast Region project with the Navy. The Navy Southeast Region project is expected to commence operations during the fourth quarter of 2007, and the remaining projects are expected to commence operations during the first half of 2008. In addition, the Company expects its unaccompanied housing projects associated with the Army’s Fort Bliss and Fort Stewart to commence operations prior to the 2007 year-end.

Webcast and Conference Call Details

Management will conduct a conference call and live webcast at 10:00 a.m. Eastern Time on Tuesday, August 7, 2007 to review the Company’s second quarter 2007 results.

The conference call dial in number is 303-262-2142. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investor Relations section of the Company’s website at www.gmhcommunities.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. A replay of the webcast will also be available at the Company’s website for 30 days following the call.

Supplemental Information

The Company will produce a supplemental information package that provides details regarding its operating performance, investing activities and overall financial position for the second quarter of 2007. A copy of this supplemental information package will be available on the Company’s website at www.gmhcommunities.com under the Investor Relations section.

Non-GAAP Financial Measures

This press release contains non-GAAP (“Generally Accepted Accounting Principles”) information that is generally provided by most publicly traded REITs and that we believe may be of interest to the investment community. Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in a schedule accompanying this press release.

About GMH Communities Trust

GMH Communities Trust (www.gmhcommunities.com) is a publicly-traded Maryland real estate investment trust (REIT). We are a self-advised, self- managed, specialty housing company focused on providing housing to college and university students residing off-campus and to members of the U.S. military and their families residing on or near bases throughout the United States. GMH Communities also provides property management services to third-party owners of student housing properties, including colleges, universities, and other private owners. The Company, based in Newtown Square, PA, employs more than 2,150 people throughout the United States.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are based on our current expectations, estimates and projections about future events and financial trends affecting us are “forward-looking statements.” Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate” or other comparable terminology. These statements are inherently subject to risks and uncertainties, including the risks relating to our business presented in our filings with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information contact:

At The Company	Gregory FCA	Financial Relations Board
Kathleen M. Grim	Greg Matusky	Joe Calabrese
610.355.8206	610.642.8253	212.827.3772
kgrim@gmh-inc.com	(General Media Contact)	(Analyst Info)

*******Financial Tables Follow *******

See Supplemental Information Package for Additional Financial Information

GMH COMMUNITIES TRUST
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and number of shares)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Real estate investments:
Student housing properties	$1,435,509	$1,659,422
Accumulated depreciation	76,088	66,855
	1,359,421	1,592,567
Corporate assets:
Corporate assets	9,808	9,427
Accumulated depreciation	1,257	1,002
	8,551	8,425

Cash and cash equivalents	30,344	22,539
Restricted cash	24,956	16,955
Accounts and other receivables, net:
Related party	16,233	17,131
Third party	3,365	2,762
Investments in military housing projects	51,726	37,987
Deferred contract costs	1,189	2,344
Deferred financing costs, net	5,047	5,103
Lease intangibles, net	272	2,468
Deposits	1,176	907
Assets held for sale	39,868	—
Other assets	5,015	4,802
Total assets	$1,547,163	$1,713,990
LIABILITIES AND BENEFICIARIES’ EQUITY
Notes payable	$962,451	$1,028,290
Note facility and line of credit	60,205	199,435
Accounts payable	3,117	3,213
Accrued expenses	27,777	27,257
Dividends and distributions payable	12,077	12,077
Liabilities related to assets held for sale	27,581	—
Other liabilities	20,022	28,446
Total liabilities	1,113,230	1,298,718

Minority interest	165,745	157,972
Commitments and contingencies	—	—
Beneficiaries’ equity:
Common shares of beneficial interest, $0.001 par value; 500,000,000 shares authorized, 41,621,594 and 41,567,146 issued and outstanding at June 30, 2007, and December 31, 2006, respectively	42	42
Preferred shares—100,000,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	325,746	325,347
Cumulative earnings	25,536	1,324
Cumulative dividends	(83,136)	(69,413)
Total beneficiaries’ equity	268,188	257,300
Total liabilities and beneficiaries’ equity	$1,547,163	$1,713,990

GMH COMMUNITIES TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except share and per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2007	2006	2007	2006
Rent and other property income	$46,917	$39,750	$98,382	$79,409
Expense reimbursements:
Related party	16,639	17,675	34,038	31,055
Third party	1,357	1,389	2,803	2,725
Management fees:
Related party	2,617	2,101	5,038	4,140
Third party	656	647	1,334	1,655
Other fee income-related party	7,435	5,581	13,573	10,261
Other income	196	51	424	141
Total revenue	75,817	67,194	155,592	129,386
Operating Expenses:
Property operating expenses	21,623	17,713	43,766	34,171
Reimbursed expenses	17,996	19,064	36,841	33,780
Real estate taxes	4,492	3,917	9,394	7,660
Administrative expenses	4,496	4,931	9,366	9,011
Audit Committee and Special Committee expenses	—	2,301	—	4,876
Depreciation and amortization	11,308	9,826	23,113	19,298
Interest	15,746	10,839	33,221	20,968
Total operating expenses	75,661	68,591	155,701	129,764
Gain on sale to joint venture	21,773	—	21,773	—
Income (loss) from continuing operations before equity in earnings of unconsolidated entities, income taxes and minority interest	21,929	(1,397)	21,664	(378)
Equity in earnings of unconsolidated entities	1,230	1,174	2,259	2,390
Income (loss) from continuing operations before income taxes and minority interest	23,159	(223)	23,923	2,012
Income taxes	1,327	1,214	2,852	2,187
Income (loss) before minority interest from continuing operations	21,832	(1,437)	21,071	(175)
Less minority interest attributable to continuing operations	9,431	(627)	9,103	(79)
Net Income (loss) income from continuing operations	12,401	(810)	11,968	(96)
Discontinued Operations:
Income from discontinued operations before minority interest	1,175	478	2,164	1,265
Gain on sale of student housing properties	19,390	—	19,390	—
Less minority interest attributable to discontinued operations	8,883	209	9,311	570
Income from discontinued operations	11,682	269	12,243	695
Net income (loss)	$24,083	$(541)	$24,211	$599
Earnings (loss) per common share-basic
Continuing operation	$0.30	$(0.02)	$0.29	$0.00
Discontinued operations	0.28	0.01	$0.29	0.01
	$0.58	$(0.01)	0.58	$0.01
Earnings (loss) per common share-diluted
Continuing operations	$0.30	$(0.02)	$0.29	$0.00
Discontinued operations	0.28	0.01	0.29	0.01
	$0.58	$(0.01)	$0.58	$0.01
Weighted-average shares outstanding during the period:
Basic	41,503,312	40,872,036	41,498,941	40,275,829
Diluted	73,119,138	73,097,859	73,119,138	73,537,988
Common share dividend declared per share	$0.165	$0.2275	$0.33	$0.455

Leveraged Internal Rate of Return (IRR)

We use the term leveraged internal rate of return in this press release. We calculate leveraged IRR by using our initial equity investment in the property, together with monthly cash flows from the property after debt service and further offset by any capital expenditures.  Proceeds used to calculate leveraged IRR included the gross sales price for the property, minus any closing costs and debt retirement.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Funds From Operations

Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not a generally accepted accounting principle, or GAAP, financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. NAREIT defines FFO as net income (loss) before minority interest of unitholders, excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial tables included in the financial statements that we file with the Securities and Exchange Commission. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Diluted funds from operations per share (“Diluted FFO per share”)

Diluted FFO per share, or sometimes referenced as FFO per diluted share, is (1) FFO adjusted to add back any convertible preferred share dividends and any other changes in FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged. However, the computation of Diluted FFO per share does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period. The Company believes that Diluted FFO per share is useful to investors because it provides investors with a further context for evaluating its FFO results in the same manner that investors use earnings per share in evaluating net income available to common shareholders. In addition, since most equity REITs provide Diluted FFO per share information to the investment community, the Company believes Diluted FFO per share is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share. Diluted FFO per share, as it is based on FFO, has most of the same limitations as FFO (described above); management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non-GAAP measures.

The following table presents a reconciliation of FFO to net income (loss), and FFO per diluted share to earnings (loss) per diluted share, for the three months ended June 30, 2007 and June 30, 2006 (in thousands, except for per share data):

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

FUNDS FROM OPERATIONS (FFO)
Net income (loss)	$24,083	$(541)	$24,211	$599

Add:
Minority interest attributable to continuing operations	9,431	(627)	9,103	(79)
Minority interest attributable to discontinued Operations	8,883	209	9,311	570
Depreciation on real property	10,095	8,811	21,476	17,329
Depreciation on unconsolidated joint ventures	110	—	110	—
Amortization of lease intangibles	1,072	1,731	2,197	3,400
Gain on sale of properties	(41,164)	—	(41,164)	—
FFO	$12,510	$9,583	$25,243	$21,819

FFO per share/unit — basic	$0.17	$0.13	$0.35	$0.30
Weighted-average shares/units outstanding — basic	73,119,138	72,496,653	73,119,138	71,901,789

FFO per share/unit — fully diluted	$0.17	$0.13	$0.35	$0.30
Weighted-average shares outstanding — fully diluted	73,119,138	73,097,859	73,119,138	73,537,988

EPS — basic	$0.58	$(0.01)	$0.58	$0.01
Weighted-average shares outstanding — basic	41,503,312	40,872,036	41,498,941	40,275,829

EPS — fully diluted	$0.58	$(0.01)	$0.58	$0.01
Weighted-average shares outstanding — fully diluted	73,119,138	73,097,859	73,119,138	73,537,988

Adjusted Net Income, Adjusted Net Income (Loss) From Continuing Operations and Adjusted EBITDA

This press release includes references to adjusted net income, adjusted net income (loss) from continuing operations and adjusted EBITDA.

Adjusted net income represents net income as adjusted for gain from sales of student housing properties to SCI Real Estate Investments and into our joint venture with Fidelity Real Estate Group during the second quarter. Adjusted net income (loss) from continuing operations represents net income (loss) from continuing operations as adjusted for gain on sale to joint venture. We believe adjusted net income and adjusted net income (loss) from continuing operations are useful measures of our operating performance, as they provide us with a measure of our profitability, by removing the gains from non-operating activities, enabling us to analyze our operating performance on a comparable basis to our competitors, regardless of capital structure.  Adjusted net income and adjusted net income (loss) from continuing operations, as calculated by us, may not be comparable to these measures as reported by other companies that do not define them exactly as we define the term.  Adjusted net income and adjusted net income (loss) from continuing operations do not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) from continuing operations before minority interest, interest, income taxes, depreciation and amortization, gain on sale to joint venture, and Audit Committee and Special Committee expenses. Adjusted EBITDA is a useful measure of our operating performance, as it provides us with a measure of our profitability, by removing the impact of our asset base (primarily depreciation and amortization), non-operating gains (losses), and the leverage from our operating results, enabling us to analyze our operating performance on a comparable basis to our competitors, regardless of capital structure.  Adjusted EBITDA, as calculated by us, may not be comparable to adjusted EBITDA reported by other companies that do not define adjusted EBITDA exactly as we define the term.  Adjusted EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

The following tables present reconciliations of net income (loss) and net income (loss) from continuing operations as adjusted to add back the items described above for the three months and six months ended June 30, 2007 and June 30, 2006 (in thousands):

Adjusted Net Income

	Three months ended		Six months ended
	June 30, 2007	Diluted EPS	June 30, 2007	Diluted EPS
Net income	$4,083	$0.58	$24,211	$0.58
Gain on sale to joint venture, net of minority interest (a)	(12,367)	(0.30)	(12,367)	(0.30)
Gain on sale of student housing properties, net of minority interest (b)	(11,014)	(0.26)	(11,014)	(0.26)
	$702	$0.02	$830	$0.02

(a)             Gain on sale to joint venture is $21,773, less $9,406 of minority interest.

(b)            Gain on sale of student housing properties is $19,390, less $8,376 of minority interest

Adjusted Net Income (Loss) From Continuing Operations

	Three months ended			Six months ended
	June 30, 2007	Diluted EPS	June 30, 2007	Diluted EPS
Net income from continuing operations	$12,401	$0.30	$11,968	$0.29
Gain on sale to joint venture, net of minority interest (a)	(12,367)	(0.30)	(12,367)	(0.30)
	$34	$0.00	$(399)	$(0.01)

(a)             Gain on sale to joint venture is $21,773, less $9,406 of minority interest.

Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Net income (loss) from continuing operations	$12,401	$(810)	$11,968	$(96)
Adjustments:
Minority interest from continuing operations	9,431	(627)	9,103	(79)
Interest expense	15,746	10,839	33,221	20,968
Income tax expense	1,327	1,214	2,852	2,187
Depreciation and amortization	11,308	9,826	23,113	19,298
Gain on sale to joint ventures	(21,773)	—	(21,773)	—
Audit Committee and Special Committee expenses	—	2,301	—	4,876
Adjusted EBITDA	$28,440	$22,743	$58,484	$47,154